Exhibit 99.1

NMT Medical Updates Revenue Expectations for Second Quarter and Full Year 2009

BOSTON--(BUSINESS WIRE)--July 6, 2009--NMT Medical, Inc. (NASDAQ: NMTI) today announced updated revenue expectations for the second quarter and full year 2009.

For the three month period ended June 30, 2009, NMT expects to report total revenue of approximately $3.2 million and for the full year 2009, it currently expects total revenue in the range of approximately $14 to $15 million. On May 5, 2009, management provided revenue guidance for the second quarter of 2009 in the range of $3.8 to $4.3 million, and in the range of $16 to $18 million for full year 2009.

“During the second quarter, we continued to pursue our strategy of expanding into new geographic territories by adding distributors in previously untargeted countries in Europe and Latin America,” said President and Chief Executive Officer Frank Martin. “However, product registration in those target markets has taken longer than expected, which resulted in the revenue shortfall during the second quarter. Despite this delay, we are continuing to increase our commercial market share in those markets and we are making progress in our geographic expansion. We expect to realize top-line benefits from these actions during the second half of this year.”

“We remain confident that we have the cash necessary to complete our ongoing trials and, assuming receipt of regulatory approvals, commercially launch our products,” said Martin. “We continue to expect cash, cash equivalents and marketable securities to remain in the range of $6 to $8 million at year-end 2009. We also recently secured a $4 million, two-year credit facility with Silicon Valley Bank, which will provide us with additional financial flexibility.”

The Company expects to release its second-quarter 2009 financial results during the week of August 3, 2009. A separate news release will be issued to announce the specific date and the details for the live conference call.

The preliminary financial information in this news release is subject to change and is based on management’s estimates derived from the information available at this time.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 30,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including the Company’s financial and sales expectations (including the anticipated geographic break out of such sales), profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIAs and migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development - involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company's ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the period ended March 31, 2009 and subsequent filings with the U.S. Securities and Exchange Commission.

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com